Exhibit 99.(h)(3)(iv)

Execution

AMENDMENT TO SERVICE AGREEMENT

This Amendment to the Service Agreement (the “Amendment”) is executed as of March 7, 2024 and effective as of July 1, 2024, by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street”), and each management investment company identified on Schedule A to the Agreement (as defined below) (each, the “Trust”).

WHEREAS, State Street and each Trust entered into a Service Agreement dated and effective as of May 31, 2018 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, State Street and each undersigned Trust desire to amend the Agreement as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.              Amendment to Agreement.

(a)            A new Schedule B1 is hereby added to the Agreement as set forth in Exhibit 1 hereto.

2.              Miscellaneous.

(a)            Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)           This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

EACH MANAGEMENT INVESTMENT COMPANY SET FORTH ON SCHEDULE A TO THE AGREEMENT (AS AMENDED)

By:	/s/ Joanne Kilkeary
Name:	Joanne Kilkeary
Title:	VP & Treasurer

By:	/s/ Rose Ann Bubloski
Name:	Rose Ann Bubloski
Title:	VP & Assistant Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gregory V. Nikiforow
Name:	Gregory V. Nikiforow
Title:	Managing Director and Global Relationship Manager

Exhibit 1

SCHEDULE B1

Fund Administration Treasury Services

a. Tailored Shareholder Reports Product Offering – Prepare for the review by designated officer(s) of the Trust the initial drafts of the Funds’ annual and semi-annual tailored shareholder reports (including required iXBRL tagging) and financial information regarding the Funds that will be included in the Trust’s Tailored Shareholder Reports.